Exhibit 99.1

Innovo Group Reports Fiscal 2005 Fourth Quarter and Year-End Results

LOS ANGELES, February 9, 2006 - Innovo Group Inc. (NASDAQ: INNO) today announced financial results for the fourth quarter and fiscal year ended November 26, 2005.

For the quarter ended November 26, 2005, net sales were $19.7 million compared to net sales of $30.1 million in the prior year period.  The company reported a loss of continuing operations of ($17.7 million), or ($0.53) per share, versus income from continuing operations of $1.3 million, or $0.04 per share in the corresponding period a year ago.

For the fiscal year ended November 26, 2005, net sales increased 4% to $108.6 million compared to net sales of $104.7 million in fiscal 2004. The company reported a loss from continuing operations of ($16.4 million), or ($0.51) per share, versus a loss from continuing operations of ($7.1 million), or ($0.25) per share in the year ago period.

In the fourth quarter of fiscal 2005, the Company recorded a $12.6 million impairment loss on goodwill associated with its private label business as a result of its future uncertainties related to expected net sales from existing private label customers, the cost of operations related to private label, projected cash flows from operations, and the Company’s decision to explore strategic initiatives for some or all of its assets.

Marc Crossman, Interim Chief Executive Officer, President, and Chief Financial Officer of Innovo, commented, “As we previously announced, our fourth quarter earnings were impacted by the write down of branded inventory.  While we are disappointed with our recent financial performance, we are particularly pleased with the 82% increase is sales of our Joe’s Jeans brand during the year. We believe these results underscore the progress we have made capturing market share in the premium denim category and we move forward dedicated to building our position in the industry and focused on achieving our goal of long-term profitability.”

Fourth quarter total net sales were $19.7 million compared to $30.1 million a year ago, a decrease of 35%. During the period, net sales of the Company’s branded apparel decreased to $7.5 million compared to $8.3 million in the prior year period, primarily due to a delay in some planned clearance activity originally scheduled for the fourth quarter.  Net sales of the Company’s private label apparel for the fourth quarter decreased to $12.3 million compared to $21.9 million in the prior year period.  Gross margins for the fourth quarter decreased to 6% versus 23% last year due to a write down of branded apparel inventory. SG&A expenses as a percentage of sales in the fourth quarter increased to 28% compared to 16% in the prior year period.

Fiscal 2005 total net sales increased 4% to $108.6 million compared to net sales of $104.7 million a year ago. During the year, net sales of the Company’s branded apparel increased 34% to $35.9 million, driven by an 82% increase in Joe’s Jeans branded apparel. Net sales of the Company’s private label apparel decreased 7% to $72.7 million in fiscal 2005 compared to $78.0 million in fiscal 2004, due primarily to higher than anticipated inventory levels at a major retail partner and changes in that retailers sourcing strategy. Gross margin for the year increased 200 basis points to 20.0% from 18.0% due to the increase in our Joe’s Jeans business which carries higher gross margins than our private label business, while SG&A as a percentage of sales improved to 21% compared to 22% in the prior year.

With regard to the series of strategic initiatives announced on January 17, 2006, the Company remains in the process of hiring an investment bank to assist in the sale of certain Company assets. The Company is currently evaluating several investment banks and anticipates hiring an advisor as soon as practicable.

Mr. Crossman concluded, “We continue to be very confident in the vitality of the Joe’s Jeans business and we remain extremely excited about the many opportunities we believe exist for the brand both in the U.S. and overseas. Over the next 6 to 12 months, we will take a number of important steps to build a stronger operating platform and maximize the potential of this powerful asset. While we expect fiscal 2006 to be a transitional year for our Company, we believe our long-term growth strategy is sound and in the best interests of our shareholders.”

The Company will host a conference call to discuss its fourth quarter and fiscal 2005 year-end results today, February 9, 2006 beginning at 4:30 pm ET. To access the live call, please dial (866) 831-6234 (U.S.) or (617) 213-8854 (international).  The conference ID number and participant passcode is 49819283 and is entitled the “Q4 2005 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on February 9, 2006 until 11:59 PM Eastern Time on February 24, 2006 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 59398483.  In addition, the conference call will be archived for two weeks on the Company’s website at www.innovogroup.com.

The following tables should be read in conjunction with the Annual Report on Form 10-K for the period ended November 26, 2005, to be filed with the Securities and Exchange Commission on February 9, 2006 and the Notes to Consolidated Financial Statements contained in such filing.

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiaries Innovo Azteca Apparel, Inc. and Joe’s Jeans, Inc. is a sales and marketing organization designing and selling apparel products to the retail and premium markets.  The Company currently produces products under license agreements and other agreements for private label and branded products.  The Company’s apparel products consist of men’s and women’s denim and denim-related apparel products, including, women’s high-end denim jeans and knit shirts featuring the Joe’s Jeans® and indie™ brands.  More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions  Forward looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability, our

expectations for our Joe’s Jeans® brand in the marketplace and our belief in our growth strategy.   These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as Joe’s®; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Integrated Corporate Relations

Investors: Brendon Frey

Media: John Flanagan

203-682-8200

INNOVO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	11/26/05	11/27/04

ASSETS
Current assets
Cash and cash equivalents	$628	$516
Accounts receivable and due from factor, net of allowance for customer credits and returns of $435 (2005) and $1,022 (2004)	68	2,208
Inventories , net	12,449	5,524
Due from related parties, net	2,781	1,747
Prepaid expenses and other current assets	116	384
Assets of discontinued operations	638	3,131
Total current assets	16,680	13,510

Property and equipment, net	487	270
Goodwill	20	12,592
Intangible assets, net	10,322	11,690
Other assets	87	81

Total assets	$27,596	$38,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$3,946	$3,243
Due to factor	2,985	—
Due to related parties	54	143
Convertible notes payable, net of discount	—	4,132
Note payable to officer	—	439
Current portion of related party long-term debt	1,677	673
Liabilities of discontinued operations	292	607
Total current liabilities	8,954	9,237

Related party long-term debt	7,085	8,627

Commitments and Contingencies

8% Redeemable preferred stock, $0.10 par value: 5,000 shares authorized, 0 shares issued and outstanding (2005) and 194 shares issued and outstanding (2004)	—	—
Stockholders’ equity
Common stock, $0.10 par value: 80,000 shares authorized 33,414 shares issued and 33,302 outstanding (2005) and 29,266 shares issued and 29,189 outstanding (2004)	3,343	2,927
Additional paid-in capital	78,823	72,043
Accumulated deficit	(67,833)	(51,400)
Promissory note-officer	—	(703)
Treasury stock, 112 and 77 shares (2005) and (2004)	(2,776)	(2,588)
Total stockholders’ equity	11,557	20,279

Total liabilities and stockholders’ equity	$27,596	$38,143

INNOVO GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except  per share data)

	Year ended
	11/26/05	11/27/04	11/29/03

Net sales	$108,590	$104,708	$69,103
Cost of goods sold	86,828	85,887	59,222
Gross profit	21,762	18,821	9,881

Operating expenses
Selling, general and administrative	22,482	23,050	15,816
Impairment loss of goodwill	12,572	—	—
Depreciation and amortization	1,550	1,535	1,112
	36,604	24,585	16,928
Loss from continuing operations	(14,842)	(5,764)	(7,047)
Interest expense	(1,590)	(1,334)	(976)
Other income (expense)	16	(19)	482
Loss from continuing operations, before taxes	(16,416)	(7,117)	(7,541)
Income taxes	13	15	52
Loss from continuing operations	$(16,429)	$(7,132)	$(7,593)

Loss from discontinued operations, net of tax	(4)	(2,444)	(724)
Net loss	$(16,433)	$(9,576)	$(8,317)

Earnings (loss) per common share - Basic
Loss from continuing operations	$(0.51)	$(0.25)	$(0.45)
Loss from discontinued operations	0.00	(0.09)	(0.04)
Loss per common share - Basic	$(0.51)	$(0.34)	$(0.49)

Earnings (loss) per common share - Diluted
Loss from continuing operations	$(0.51)	$(0.25)	$(0.45)
Loss from discontinued operations	0.00	(0.09)	(0.04)
Loss per common share - Diluted	$(0.51)	$(0.34)	$(0.49)

Weighted average shares outstanding
Basic	31,942	28,195	17,009
Diluted	31,942	28,195	17,009